Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS STATEMENT ON PROPOSED CAPITAL ACTIONS

NEW YORK, June 27, 2019 – The Goldman Sachs Group, Inc. (NYSE: GS) today announced that the Federal Reserve Board did not object to its CCAR 2019 capital plan, which includes up to $8.8 billion of capital return beginning in the third quarter of 2019 and ending in the second quarter of 2020. The capital plan provides for up to $7.0 billion in repurchases and $1.8 billion in total common stock dividends, including an increase in the firm’s common stock dividend from

$0.85 to $1.25 per share in the third quarter of 2019 (subject to approval by the Board of

Directors). The firm may elect to execute a portion or all of the proposed capital actions based on, among other things, its capital position and capital deployment opportunities.

“The opportunity to increase capital return to our shareholders reflects the financial strength of the firm,” said David M. Solomon, Chairman and Chief Executive Officer. “We are pleased to have the ability to increase our common stock dividend while pursuing our strategic growth initiatives. Through our capital plan and the reinvestment in our business, we remain committed to driving long-term shareholder returns.”

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s actual capital actions may differ, possibly materially, from those permitted by its 2019 capital plan. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact: Jake Siewert Tel: +1 212 902 5400	Investor Contact: Heather Kennedy Miner Tel: +1 212 902 0300